Exhibit 99.3

For Immediate Release

MAGUIRE PROPERTIES SETS JUNE 30 AS DATE OF
2010 ANNUAL MEETING OF STOCKHOLDERS

LOS ANGELES, May 10, 2010—Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today the date of its 2010 Annual Meeting of Stockholders.

The 2010 Annual Meeting of Stockholders will be held on Wednesday, June 30, 2010, at 8:00 am (local time) at the Omni Los Angeles Hotel, located at 251 South Olive Street, Los Angeles, California 90012.  At that time, stockholders of record will be asked to elect the Company’s directors and to vote upon any and all such other matters as may properly come before the Annual Meeting.  The Board has fixed the close of business on May 11, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with contingent guaranties by our Operating Partnership; risks associated with our liquidity situation; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2010. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558